EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: Randy Burchfield
(662) 620-4302
L. Nash Allen, Jr. Retires as BancorpSouth Treasurer and Chief
Financial Officer;
Completes 40 Year Career with Mississippi-Based Financial
Holding Company
TUPELO, Miss., June 24, 2009— BancorpSouth, Inc. (NYSE: BXS) announced today the retirement of L. Nash Allen, Jr. from his position of Treasurer and Chief Financial Officer of the Company, effective June 30, 2009.
Allen joined BancorpSouth in 1969 as a management trainee upon graduation from the University of Mississippi and service as an officer in the U.S. Army. He was promoted to Assistant Vice President and Assistant Controller in 1974; to Controller in 1977; Chief Financial Officer in 1986, to Executive Vice President and Chief Financial Officer in 1992.
Aubrey Patterson, BancorpSouth Chairman and CEO said, “Nash Allen has served our Company for four decades, providing leadership and guidance during a time of unprecedented change in accounting and regulatory standards in our industry. As a valued member of our senior staff management team, Nash has been involved in nearly every major financial decision affecting BancorpSouth during his tenure as CFO. His contributions to BancorpSouth are numerous and he will be missed.”
The Executive Committee, on behalf of the Board of Directors of BancorpSouth, Inc., appointed William L. Prater, age 49, to fill the vacancy created by Mr. Allen’s retirement effective June 30, 2009. Prater has served as Executive Vice President of the Company since September 1, 2008. Prior to joining the Company, he most recently served as Executive Vice President of Finance at Regions Bank. Prater held the office of Senior Vice President of Finance at AmSouth Bank from 2004 to 2006; he also served previously in a similar position with SouthTrust Corporation. Prater holds a B.S. in Accountancy from the University of Alabama-Birmingham.
“Since joining BancorpSouth, Bill Prater has gained the respect and confidence of our officers and staff. He brings a wealth of knowledge and experience to our management team,” added Patterson.
BancorpSouth, Inc. is a financial holding company headquartered in Tupelo, Mississippi, with approximately $13.5 billion in assets. BancorpSouth Bank, a wholly-owned subsidiary of BancorpSouth, Inc., operates approximately 315 commercial banking, mortgage, insurance, trust and broker/dealer locations in Alabama, Arkansas, Florida, Louisiana, Mississippi, Missouri, Tennessee and Texas. BancorpSouth Bank also operates an insurance location in Illinois.